As filed with the Securities and Exchange Commission on June 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	82-5134717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3280 Peachtree Road, N.W., Suite 2200
Atlanta, Georgia	30305
(Address of Principal Executive Offices)	(Zip Code)

CUMULUS MEDIA INC. LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Richard S. Denning

Senior Vice President, Secretary and General Counsel

Cumulus Media Inc.

3280 Peachtree Road, N.W., Suite 2200

Atlanta, Georgia 30305

(Name and address of agent for service)

(404) 949-0700

(Telephone number, including area code, of agent for service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A common stock, par value $0.0000001 per share	2,222,223 shares	$9.46	$21,024,433.90	$2,617.54

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the Cumulus Media Inc. Long-Term Incentive Plan (the “Plan”).
(2)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act. In accordance therewith, the proposed maximum offering price per share with respect to 584,184 shares subject to stock options presently outstanding is $25.48, which is equal to the weighted average exercise price per share of each such option. The proposed maximum offering price per share with respect to the remaining 1,638,039 shares being registered hereunder is based on the value attributed to each share of common stock in connection with the Registrant’s emergence from bankruptcy pursuant to its Plan of Reorganization.

EXPLANATORY NOTE

As disclosed by Cumulus Media Inc. (the “Company”) in its Current Report on Form 8-K filed with the SEC on the date hereof (the “Form 8-K”), on November 29, 2017, CM Wind Down Topco Inc. (f/k/a Cumulus Media Inc., “Old Cumulus”) and certain of its direct and indirect subsidiaries (collectively with Old Cumulus, the “Debtors”) filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

On May 10, 2018, the Bankruptcy Court entered the Findings of Fact, Conclusions of Law and Order Confirming the Debtors’ First Amended Joint Plan of Reorganization [Docket 769] (the “Confirmation Order”), which confirmed the First Amended Joint Plan of Reorganization of Cumulus Media Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 446], as modified by the Confirmation Order. On June 4, 2018 (the “Effective Date”), Old Cumulus satisfied the conditions to effectiveness of the Plan set forth in the Confirmation Order and the Plan, the Plan became effective in accordance with its terms and Old Cumulus and the other Debtors emerged from Chapter 11.

As described in the Form 8-K, the Company is the successor issuer to Old Cumulus under the Securities Exchange Act of 1934.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained or incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of Old Cumulus for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby, including the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained herein relates to the Company following the Effective Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the SEC or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (File No. 001-38108) filed with the SEC on March 29, 2018, as amended by the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2017 (File No. 001-38108) filed with the SEC on April 30, 2018;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (File No. 001-38108) filed with the SEC on May 15, 2018; and

(c)	The Company’s Current Reports on Form 8-K (File No. 001-38108) filed with the SEC on February 1, 2018 and June 4, 2018.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the SEC) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The description of the Company’s Class A common stock, $0.0000001 par value per share, contained in the Form 8-K, as that description may be updated from time to time, is incorporated herein by reference.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Indemnification

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. The Company’s amended and restated certificate of incorporation provides for the indemnification of the Company’s directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends, unlawful stock purchase or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company’s amended and restated certificate of incorporation provides that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company, provided such director must repay amounts in excess of the indemnification such director is entitled to.

The Company has also entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with its future directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Cumulus Media Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2018)

4.2	Amended and Restated Bylaws of Cumulus Media Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2018)

4.3	Form of Class A common stock certificate

4.4	Cumulus Media Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2018)

4.5	Form of Restricted Stock Unit Agreement (Non-Senior Executive) (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2018)

4.6	Form of Restricted Stock Unit Agreement (Senior Executive) (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2018)

4.7	Form of Restricted Stock Unit Agreement (Director) (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2018)

4.8	Form of Stock Option Agreement (Non-Senior Executive) (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2018)

4.9	Form of Stock Option Agreement (Senior Executive) (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2018)

4.10	Form of Stock Option Agreement (Director) (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2018)

5.1	Opinion of Jones Day

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 4, 2018.

CUMULUS MEDIA INC.

By:	/s/ John Abbot
Name:	John Abbot
Title:	Executive Vice President, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mary G. Berner, John Abbot and Richard S. Denning, and each of them, with the full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), with all exhibits and schedules thereto, and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 4, 2018.

Signature	Title

/s/ Mary G. Berner Mary G. Berner	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ John Abbot John Abbot	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Accounting Officer)

/s/ Joan Hogan Gillman Joan Hogan Gillman	Director

/s/ David M. Baum David M. Baum	Director

/s/ Matthew C. Blank Matthew C. Blank	Director

/s/ Thomas H. Castro Thomas H. Castro	Director

/s/ Brian G. Kushner Brian G. Kushner	Director

/s/ Andrew W. Hobson Andrew W. Hobson	Director